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                                                                      Exhibit 12

                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in thousands except ratio)
                                  (Unaudited)



                                                         Six  Months Ended
                                                           June  30, 2000
                                                         -----------------
Earnings:
 Loss before income taxes                                $          16,667
 Adjustments:
 Net interest expense (1)                                           40,588
 Amortization of capitalized interest                                3,166
 Portion of rental expense representative of interest                1,048
 Undistributed loss of affiliate                                   (15,401)
 Minority interest                                                  48,775
                                                         -----------------
                                                         $          94,843
                                                         =================

Fixed Charges:
 Net interest expense (1)                                $          40,588
 Capitalized interest                                                1,850
 Portion of rental expense representative of interest                1,048
                                                         -----------------
                                                         $          43,486
                                                         =================

Ratio of earnings to fixed charges                                     2.2
                                                         =================

(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.